Exhibit 99.1

NOVAGOLD Reports Excellent 2016 Results: Advances toward Final Environmental Impact Statement for Donlin Gold

Donlin Gold is nearing the end of the Environmental Impact Statement (EIS) process as the project’s lead permitting agency, the U.S. Army Corps of Engineers (the “Corps”), works on the final EIS
NOVAGOLD’s strong balance sheet, $105 million in cash and term deposits as of November 30, 2016, is more than sufficient to complete the Donlin Gold project permitting process

January 25, 2017 - Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (TSX, NYSE MKT: NG) today released its year-end 2016 financial results and provided updates for its flagship 50%-owned Donlin Gold project in Alaska and its 50%-owned Galore Creek copper-gold-silver project in British Columbia.

Details of the financial results for the year ended November 30, 2016 are presented in the consolidated financial statements and annual report filed on Form 10-K with the SEC that is available on the Company’s website at www.novagold.com, on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov. All amounts are in U.S. dollars unless otherwise stated and all resource and reserve estimates are shown on a 100% project basis.

In 2016, NOVAGOLD achieved the following milestones:

Materially advanced permitting and technical work at Donlin Gold across the board:
Six-month public comment period on the draft EIS completed by the Corps
All draft EIS comments have been read, reviewed, and separated into discrete categories
▪	The Corps held working sessions attended by all cooperating agencies to address comments on key topics
▪	The Corps is reviewing the comments to determine how to address each one; will include additional information and make revisions to the EIS as appropriate
The Corps’ schedule envisages the final EIS to be published in early 2018
Other permitting applications and submissions have been concurrently advanced with state and federal agencies
Experienced technical teams at Barrick and NOVAGOLD continued to explore alternatives to enhance the value of the project and reduce initial capital expenditures

Andy Cole, a seasoned Barrick executive, was appointed General Manager of Donlin Gold
Progressed Galore Creek project design; completed Phase 1 Galore Valley integrated planning study
Strengthened partnerships with local stakeholders and community partners through extensive outreach:
Donlin Gold completed over 30 village visits in the Yukon-Kuskokwim (Y-K) region and participated in numerous local conferences, fundraisers and events
Actively promoted youth education and workforce development by sponsoring students to attend training programs and facilitating internships through Calista subsidiaries
Galore Creek provided bursary awards for Tahltan members pursuing post-secondary education

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President’s Message

Donlin Gold Project

We had a lot to be thankful for in 2016, and much to which we can look forward in the new year. Apart from the outstanding operational results which we shall detail, looking at the big picture, it is increasingly clear to us that NOVAGOLD is becoming the best risk-adjusted way for investors to gain leverage to gold at a time when the fundamentals for gold are looking better and better. New, large, higher-grade, long-life assets are nearly an extinct species due to substantially reduced exploration spending -- now at a 10-year low -- and the lack of quality gold discoveries of any consequence for the longest period in memory which has conspired with plunging gold grades to create an existential challenge to the industry. As if that were not stark enough, the fact that it now takes, on average, two decades for a mining asset to go from discovery to production, means that we have genuinely passed a tipping point. As we enter the final stage of permitting for Donlin Gold, this project is emerging as a truly unique asset ideally positioned to deliver substantial benefit to all of its stakeholders, particularly when the next uplift in the price of gold occurs.

NOVAGOLD has reliably – and successfully – stayed true to its stated strategy of advancing and de-risking Donlin Gold. As such, our core focus in 2016 was twofold: first, to continue working with federal and state agencies to advance the permitting of Donlin Gold, specifically by engaging the cooperating agencies and stakeholders of the Y-K region in the transparent and inclusive draft EIS public process; and second, to work with our partner Barrick on studies to enhance the value of the project and provide our shareholders with a great risk/reward opportunity for gold investment that we know.

Permitting an asset such as Donlin Gold is an intensive undertaking that requires both in-depth expertise and extensive collaboration among multiple parties. To simply say that permitting is progressing as anticipated would not do justice to the massive amount of work that is being done to responsibly permit and develop the Donlin Gold project to the highest standards in the industry. We are, of course, paid to work hard, and it is second nature to all of us. What we enjoy reporting is that the work is paying off. With an unwavering commitment to engineering excellence and a laser-like focus on safety and environmental protection, the Donlin Gold draft EIS six-month public comment period was successfully completed last May. This effort, led by the Corps, involved a total of 17 meetings held throughout the Y-K region and in Anchorage. It provided a platform for stakeholders to ask questions and submit comments on the draft EIS. Donlin Gold, which represents the largest single private investment in the Y-K region, is expected to provide much needed economic development in the region and far beyond. We are very encouraged to see people from the region’s communities actively participating in the review process and submitting their input. In the fourth quarter, all the draft EIS comments were read, reviewed and separated into discrete categories such as water quality, tailings management and spill risks, mercury fate and transport, barging and socioeconomics. The Corps continues to review the comments and will determine how to address each one, including incorporating additional information and making revisions to the EIS as appropriate. The final EIS will include a summary of the draft EIS comments and the Corps’ responses. As disclosed in their latest schedule, the Corps anticipates the publication of the final EIS in early 2018 and is working collaboratively with all cooperating agencies to that end. NOVAGOLD and its joint-venture partner Barrick Gold share a common commitment to completing permitting in the most efficient manner possible. We are also working hand-in-hand with Calista Corporation (Calista) and The Kuskokwim Corporation (TKC), our Native Corporation partners, to keep open lines of communication with the residents of the Y-K region. Donlin Gold is not only important to NOVAGOLD and Barrick, it is critically important to Calista and TKC, as its development should help fulfill the Alaska Native Claims Settlement Act’s goal of Alaska Native self-determination.

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Although the completion of the EIS process requires the most resources and is the lengthiest process required to obtain federal approval for a mine development in the United States, it is not the sole focus of permitting. The Donlin Gold team has been advancing work on other federal and state permit applications and submissions in addition to being engaged in the EIS process. Additional field work, designed to support the Clean Water Act Section 404 permit application, was completed in 2016 and the results were incorporated into an updated preliminary jurisdictional determination for submission to the Corps. Donlin Gold also continued to work with Calista and other interested parties on developing a compensatory mitigation plan for the project. Notably, a major state permit application has been submitted to secure the air quality permit. We also submitted plans for integrated waste management and reclamation. Draft permits are anticipated to be issued by the state for public comment in 2017. The Pipeline and Hazardous Materials Safety Administration has also commenced the process for Donlin Gold to obtain a special permit to construct the natural gas pipeline. Throughout 2017, we will continue to work with state and federal agencies to advance issuance of all other required permits, including the water discharge permit, dam safety approvals, water use permits, fish habitat permits, and land and shoreline lease and right-of-way approvals. The level of teamwork, professionalism and dedication from all of those involved in this permitting process has been remarkable as we jointly remain focused on the end goal – successful completion of the permitting process for a truly unique asset.

Donlin Gold has all the key ingredients to become the gold-standard leader in the industry. With its endowment of 39,000,000 ounces of gold in measured and indicated mineral resources, and its grade of 2.2 grams per tonne, more than double the industry average, it is already in a league of its own. Then there is its production profile. At 1,500,000 ounces of annual gold production in the first five years of operation and approximately 1,100,000 ounces per year of its projected 27-year life, it is slated to be the largest pure gold mine in the world. Adding to its one-of-a-kind status in the industry is the fact that only a fraction of the district has been explored. Although the current gold resource is already one of the largest in the sector, Donlin Gold has excellent exploration upside, and may very well develop into a district-wide play on lands that the existing partners already control. Any future exploration success could further expand the mine life (which is already measured in decades) and/or increase the project’s future production profile, rendering Donlin Gold potentially one of the most valuable single pure gold assets in the world.

The fact that this asset is located in the safest jurisdiction in the world renders the project truly unique. This characterization used to be something that we would assert and the response would be polite nods. This is no longer the case. It is an assertion that is becoming more and more widely accepted. Jurisdictional safety is a determinative consideration for many fund managers and mine operators alike. To have an asset like Donlin Gold, with all of its attributes, located in Alaska, the second largest gold producing state in the United States, is as our Chairman would say, “a rare unicorn”. We do not know of any other project that shares all of these attributes. In fact, Donlin Gold’s incoming General Manager, Andy Cole, echoed this sentiment when he stated that “advancing through permitting and preparing for the development of a unique asset like Donlin Gold is a rare opportunity.” This is a significant endorsement coming from a seasoned Barrick Gold executive with a truly exceptional track record of building and operating major gold mines in North America.

That does not mean that the project cannot be made even better. Our high grades and low projected operating costs give us considerable flexibility to entertain fresh thinking. As such, we are rigorously conducting studies assessing various development scenarios designed to augment the value of this important project. These studies, led by Barrick’s and NOVAGOLD’s experienced technical teams, have identified opportunities to enhance project economics by employing modular construction techniques, using selective mining methods, and automating certain mining activities. As we approach completion of the EIS and permitting processes, the owners expect to update the feasibility study to reflect these and other changes, which may also include, among other things, third-party owner/operator agreements and other optimization possibilities. Neither partner has a build-at-any-gold-price mentality, but given NOVAGOLD’s bullish view on gold, it is our belief that the timing for completion of the EIS process might be just right. We are confident that the outcome of our work will establish the best path toward ensuring that, when the owners make a construction decision, the project will yield the best return on investment.

www.novagold.com

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Galore Creek Project

While we continue to focus our resources on Donlin Gold, we also continue to advance our other project, Galore Creek. In truth, as a large and high-grade copper-gold-silver deposit, Galore Creek could be a core asset to any company. This project has the potential to be one of the largest, highest-quality, lowest-cost copper producers in Canada. Importantly, we continue to have very positive engagement with the Tahltan Nation, on whose traditional territory the project is situated. In the fourth quarter, the Galore Creek Partnership completed Phase 1 of the Galore Valley integrated planning study which included the surface water drainage studies. We remain confident that these efforts will improve the value and marketability of the Galore Creek project, which we continue to plan to monetize, in whole or in part, to further strengthen our balance sheet and redeploy capital toward the development of Donlin Gold.

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Stakeholder Engagement

The local communities that surround our projects have lived off this land for generations and thus want to make sure that Donlin Gold and Galore Creek are developed both responsibly and in a way that provides tangible present and future benefits for their residents. NOVAGOLD, which shares these values and priorities, strives to strengthen cultural ties with the community. In the fourth quarter, our engagement in Alaska focused on promoting youth education and workforce development. Notably, Donlin Gold sponsored students from the Native Village of Napaimute allowing them to attend the Northern Industrial Training Career Center and participate in skill development workshops. Donlin Gold also purchased an Alaska Sealife Center distance learning program for the Kuspuk School District which will be used broadly in schools across the Y-K region. Additionally, in partnership with the Excel Program, Donlin Gold worked to create more access to internships for youth in the region; a number of internship opportunities, with the potential of becoming full-time employment, were created with Calista subsidiaries. Throughout the year, Donlin Gold kept an active presence in the Y-K region with numerous village visits and project updates, participation in local conferences and fundraising events, sponsoring community programs such as Girl Scouts and the Campfire program, as well as supporting fire department programs in Aniak and Bethel.  In Northern British Columbia, Galore Creek provided bursary awards in the fourth quarter for Tahltan First Nation members pursuing post-secondary education, including university and college programs, as well as accredited skills upgrading programs.

Balance Sheet

NOVAGOLD and its team see unprecedented opportunity in the years ahead, having managed our treasury with the utmost care to ensure that we have the capital needed to deliver on our objectives while staying true to our long-term outlook and strategy. NOVAGOLD’s year-end financial position at $105 million in cash and term deposits as of November 30, 2016, is more than sufficient to advance the Donlin Gold project through the completion of permitting.

In conclusion, we are extremely fortunate to own a 50% interest in two of the best development assets in the industry, coupled with the financial flexibility to work tirelessly on de-risking these projects for our stakeholders. As we move into 2017, I'd like to extend my sincere appreciation to our partners at Barrick and Teck and their project teams, my colleagues at NOVAGOLD, as well as the governments, Native Corporations and First Nations of the jurisdictions where we operate. We are also grateful to our shareholders for their support and trust as well as our experienced Board of Directors for their shareholder value-focused guidance and vision.

Gregory A. Lang
President & CEO

Financial Results

For the year ended November 30, 2016, NOVAGOLD reported a decrease in loss from operations of $1.6 million from $31.7 million in 2015 to $30.1 million in 2016. The decrease resulted from lower losses from the equity investment in the Donlin Gold project. Our share of losses at the Donlin Gold project decreased by $2.2 million, as 2016 activities continued to focus primarily on the EIS and permitting. At the Galore Creek project, our share of losses increased by $0.8 million due to a gain on the sale of surplus equipment in the prior year.

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Net loss increased from $32.0 million ($0.10 per share – basic and diluted) in 2015 to $33.8 million ($0.11 per share – basic and diluted) in 2016. The increase resulted primarily from a $3.3 million increase in other expense, partially offset by the $1.6 million reduction in the loss from operations. Other expense increased due to $4.6 million of 2015 foreign exchange gains related to the strengthening of the U.S. dollar in relation to the Canadian dollar, partially offset by $0.6 million lower interest expense from the repurchase of the remaining convertible notes in 2015 and a $0.4 million write-down of marketable securities in 2015.

in thousands of U.S. dollars, except for per share amounts

	Year ended November 30, 2016 $	Year ended November 30, 2015 $
General and administrative expense (1)	20,179	19,922
Share of losses – Donlin Gold	8,819	11,016
Share of losses – Galore Creek	1,149	392
Studies and evaluation	-	366
Total operating expenses	30,147	31,696

Loss from operations	(30,147)	(31,696)
Other income (expense)	(3,422)	(103)

Loss for the period	(33,846)	(31,952)
Loss per share, basic and diluted	(0.11)	(0.10)

Cash and term deposits	105,274	126,731
Total assets	408,261	433,584
Total liabilities	107,998	104,288

(1) Includes share-based compensation expense of $10,263 and $9,488 for the year-ended November 30, 2016 and 2015, respectively.

Liquidity and Capital Resources

During 2016, cash and cash equivalents decreased by $11.5 million and term deposits decreased by $10.0 million. The total decrease in cash and term deposits of $21.5 million was primarily related to $11.7 million used in operating activities for administrative costs, and $9.7 million to fund our share of the Donlin Gold and Galore Creek projects. As previously acknowledged, we believe that these balances are sufficient to cover the anticipated funding at the Donlin Gold and Galore Creek projects in addition to general and administrative costs through completion of permitting at the Donlin Gold project. The term deposits are denominated in U.S. dollars and held at two Canadian chartered banks.

2017 Outlook

In 2017, we expect to spend approximately $23 million, including $11 million for general and administrative costs, $10 million to fund our share of permitting expenditures at the Donlin Gold project and $2 million at the Galore Creek project. Funding requirements for our share of joint Donlin Gold studies with Barrick will be determined later in 2017.

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NOVAGOLD remains dedicated to five strategic goals: to advance the Donlin Gold project toward a construction/production decision; continue to enhance the value of the Galore Creek project; maintain a healthy balance sheet; maintain an effective corporate social responsibility program; and evaluate opportunities to monetize the value of Galore Creek.

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Conference Call & Webcast Details

NOVAGOLD’s conference call and webcast to discuss these results will take place on January 26th, 2017 at 8:00 am PT (11:00 am ET). The webcast and conference call-in details are provided below.

Webcast:	www.novagold.com/investors/events/
North American callers:	1-866-426-5215
International callers:	1-704-908-0398
Conference ID:	49661317

The webcast will be archived on NOVAGOLD’s website for one year. For a transcript of the call please email info@novagold.com.

About NOVAGOLD

NOVAGOLD is a well-financed precious metals company focused on the permitting and development of its 50%-owned Donlin Gold project in Alaska, one of the safest jurisdictions in the world. With approximately 39 million ounces of gold in the measured and indicated resource categories, inclusive of proven and probable reserves (541 million tonnes at an average grade of approximately 2.2 grams per tonne), Donlin Gold is regarded to be one of the largest, highest grade, and most prospective known gold deposits in the world. According to the Second Updated Feasibility Study (as defined below), once in production, Donlin Gold is expected to produce an average of more than one million ounces per year over a 27-year mine life on a 100% basis. The Donlin Gold project has substantial exploration potential beyond the designed footprint which currently covers only three kilometers of an approximately eight-kilometer long gold-bearing trend. Current activities at Donlin Gold are focused on permitting, community outreach and workforce development in preparation for the construction and operation of this top tier asset. NOVAGOLD also owns 50% of the Galore Creek copper-gold-silver project located in northern British Columbia. According to the 2011 Pre-Feasibility Study (as defined below), once in production, Galore Creek is expected to be the largest copper mine in Canada, a tier-one jurisdiction. NOVAGOLD anticipates selling all or a portion of its interest in Galore Creek and would apply the proceeds toward the development of Donlin Gold. With a strong balance sheet, NOVAGOLD is well positioned to stay the course and take Donlin Gold through permitting.

Scientific and Technical Information

Scientific and technical information contained herein with respect to Donlin Gold is derived from the “Donlin Creek Gold Project Alaska, USA NI 43-101 Technical Report on Second Updated Feasibility Study” compiled by AMEC with an effective date of November 18, 2011, as amended January 20, 2012 (the “Second Updated Feasibility Study”). Kirk Hanson, P.E., Technical Director, Open Pit Mining, North America, (AMEC, Reno), and Gordon Seibel, R.M. SME, Principal Geologist, (AMEC, Reno) are the Qualified Persons responsible for the preparation of the independent technical report, each of whom are independent “qualified persons” as defined by NI 43-101.

Certain scientific and technical information contained herein with respect to Galore Creek is derived from the technical report entitled "Galore Creek Project British Columbia NI 43-101 Technical Report on Pre-Feasibility Study" dated effective July 27, 2011 (the "2011 Pre-Feasibility Study"). The Qualified Persons responsible for the preparation of the independent technical report are Greg Kulla, P. Geo., Principal Geologist (AMEC Americas Limited), and Jay Melnyk, P. Eng. (AMEC Americas Limited), each of whom are independent "qualified persons" as defined by NI 43-101.

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Clifford Krall, P.E., who is the Mine Engineering Manager for NOVAGOLD and a “qualified person” under NI 43-101, has approved the scientific and technical information related to the Donlin Gold and Galore Creek projects contained in this press release.

NOVAGOLD Contacts:

Mélanie Hennessey
Vice President, Corporate Communications

Erin O’Toole
Senior Stakeholder Relations Specialist

604-669-6227 or 1-866-669-6227

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein including, without limitation, the timing of permitting and potential development of Donlin Gold, statements relating to NOVAGOLD’s future operating and financial performance, outlook, and the potential sale of all or part of NOVAGOLD’s interest in Galore Creek are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, or “should” occur or be achieved. These forward-looking statements may include statements regarding the 2017 outlook; exploration potential of Donlin Gold; perceived merit of properties; anticipated timing and content of an updated feasibility study; anticipated permitting timeframes; exploration results and budgets; mineral reserve and resource estimates; work programs; capital expenditures; timelines; strategic plans; completion of transactions; market prices for precious and base metals; or other statements that are not statements of fact. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from NOVAGOLD’s expectations include the uncertainties involving the need to obtain permits and governmental approvals; the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; uncertainties involved in the interpretation of drilling results and geological tests and the estimation of reserves and resources; the need for continued cooperation with Barrick Gold Corporation and Teck Resources Limited for the continued exploration and development of the Donlin Gold and Galore Creek properties, respectively; the need for cooperation of government agencies and native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; and other risk and uncertainties disclosed in NOVAGOLD’s Annual Report filed on Form 10-K for the year-ended November 30, 2016 with the United States Securities and Exchange Commission, Canadian securities regulators, and in other NOVAGOLD reports and documents filed with applicable securities regulatory authorities from time to time. NOVAGOLD’s forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

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Cautionary Note to United States Investors

This press release has been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Unless otherwise indicated, all resource and reserve estimates included in this press release have been prepared in accordance with Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (CIM)—CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended (“CIM Definition Standards”). NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Canadian standards, including NI 43-101, differ significantly from the requirements of the United States Securities and Exchange Commission (SEC), and resource and reserve information contained herein may not be comparable to similar information disclosed by U.S. companies. In particular, and without limiting the generality of the foregoing, the term "resource” does not equate to the term "reserves”. Under U.S. standards, mineralization may not be classified as a "reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. The SEC's disclosure standards normally do not permit the inclusion of information concerning "measured mineral resources”, "indicated mineral resources” or "inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute "reserves” by U.S. standards in documents filed with the SEC. Investors are cautioned not to assume that all or any part of “measured” or “indicated resources” will ever be converted into “reserves”. Investors should also understand that "inferred mineral resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of the “inferred resources” will ever be upgraded to “indicated resource”, “measured resource”, or “mineral reserve” status. Under Canadian rules, estimated "inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies except in rare cases. Investors are cautioned not to assume that all or any part of an "inferred mineral resource” exists or is economically or legally mineable. Disclosure of "contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves” by SEC standards as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of "reserves” are also not the same as those of the SEC, and reserves reported by NOVAGOLD in compliance with NI 43-101 may not qualify as "reserves” under SEC standards. Neither Donlin Gold nor Galore Creek have known reserves, as defined under SEC Industry Guide 7. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made public by companies that report in accordance with U.S. standards.

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